Exhibit 99.1
Express-1 Expedited Solutions, Inc.
Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Consolidated Financial Statements
Express-1 Expedited Solutions, Inc.
Years Ended December 31, 2010 and 2009
Report of Independent Registered Public Accounting Firm
The Board of Directors
Express-1 Expedited Solutions, Inc.
We have audited the accompanying consolidated balance sheets of Express-1 Expedited Solutions, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Express-1 Expedited Solutions, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
(signed) KPMG LLP
Chicago, IL
August 15, 2011

Express-1 Expedited Solutions, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash	$561,000	$495,000
Accounts receivable, net of allowances of $136,000 and $225,000, respectively	24,272,000	17,569,000
Prepaid expenses	257,000	158,000
Deferred tax asset, current	314,000	353,000
Income tax receivable	1,348,000	—
Other current assets	813,000	459,000

Total current assets	27,565,000	19,034,000

Property and equipment, net of $3,290,000 and $2,651,000 in accumulated depreciation, respectively	2,960,000	2,797,000
Goodwill	16,959,000	16,959,000
Identified intangible assets, net of $2,827,000 and $2,198,000 in accumulated amortization, respectively	8,546,000	9,175,000
Loans and advances	126,000	30,000
Other long-term assets	516,000	1,044,000

Total long-term assets	29,107,000	30,005,000

Total assets	$56,672,000	$49,039,000

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$8,756,000	$6,769,000
Accrued salaries and wages	1,165,000	310,000
Accrued expenses, other	2,877,000	2,272,000
Line of credit	—	6,530,000
Current maturities of long-term debt	1,680,000	1,215,000
Other current liabilities	773,000	968,000

Total current liabilities	15,251,000	18,064,000

Line of credit	2,749,000	—
Long-term debt and capital leases, net of current maturities	2,083,000	213,000
Deferred tax liability, long-term	2,032,000	1,156,000
Other long-term liabilities	544,000	1,202,000

Total long-term liabilities	7,408,000	2,571,000

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 32,687,522 and 32,215,218 shares issued, respectively; and 32,507,522 and 32,035,218 shares outstanding, respectively	33,000	32,000
Additional paid-in capital	27,208,000	26,488,000
Treasury stock, at cost, 180,000 shares held	(107,000)	(107,000)
Accumulated earnings	6,879,000	1,991,000

Total stockholders’ equity	34,013,000	28,404,000

Total liabilities and stockholders’ equity	$56,672,000	$49,039,000

The accompanying notes are an integral part to the consolidated financial statements.

Express-1 Expedited Solutions, Inc.
Consolidated Statements of Operations

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
Revenues
Operating revenue	$157,987,000	$100,136,000
Expenses
Direct expense	130,587,000	83,396,000

Gross margin	27,400,000	16,740,000
Sales, general and administrative expense	18,954,000	13,569,000

Operating income from continuing operations	8,446,000	3,171,000
Other expense	140,000	51,000
Interest expense	205,000	105,000

Income from continuing operations before income tax	8,101,000	3,015,000
Income tax provision	3,213,000	1,325,000

Income from continuing operations	4,888,000	1,690,000
Income from discontinued operations, net of tax (1)	—	15,000

Net income	$4,888,000	$1,705,000

Basic income per share
Income from continuing operations	$0.15	$0.05
Income from discontinued operations	—	—
Net income	0.15	0.05

Diluted income per share
Income from continuing operations	0.15	0.05
Income from discontinued operations	—	—
Net income	$0.15	$0.05

Weighted average common shares outstanding
Basic weighted average common shares outstanding	32,241,383	32,035,218
Diluted weighted average common shares outstanding	33,115,981	32,167,447

(1)	Within income from discontinued operations are provisions for income tax of $0 and $13,000 for the years ended December 31, 2010 and 2009, respectively.
The accompanying notes are an integral part to the consolidated financial statements.

Express-1 Expedited Solutions, Inc.
Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
Operating activities
Net income	$4,888,000	$1,705,000
Adjustments to reconcile net income to net cash from operating activities
(Recovery) Provision for allowance for doubtful accounts	(84,000)	92,000
Depreciation & amortization expense	1,290,000	1,191,000
Stock compensation expense	157,000	172,000
Loss (gain) on disposal of equipment	4,000	(29,000)
Non-cash impairment of incentive payments	75,000	124,000
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	(6,618,000)	(5,459,000)
Deferred taxes	900,000	713,000
Income tax receivable	(1,348,000)	—
Other current assets	(355,000)	104,000
Prepaid expenses	(99,000)	214,000
Other long-term assets/advances	338,000	(93,000)
Accounts payable	1,987,000	191,000
Accrued expenses and other current liabilities	1,780,000	1,529,000
Other long term liabilities	(658,000)	(553,000)

Cash flows provided (used) by operating activities	2,257,000	(99,000)

Investing activities
Acquisition of business, net of cash acquired	—	(2,250,000)
Accrued purchase price and earn-out payment	(500,000)	(1,100,000)
Purchases of property and equipment	(811,000)	(186,000)
Proceeds from sale of assets	2,000	62,000

Cash flows used by investing activities	(1,309,000)	(3,474,000)

Financing activities
Line of credit, net	(3,781,000)	4,210,000
Proceeds from issuance of long-term debt	5,000,000	—
Payments of long-term debt	(2,665,000)	(1,249,000)
Proceeds from exercise of options	564,000	—

Cash flows (used) provided by financing activities	(882,000)	2,961,000

Net increase (decrease) in cash	66,000	(612,000)
Cash, beginning of period	495,000	1,107,000

Cash, end of period	$561,000	$495,000

Supplemental disclosures of noncash activities:
Cash paid during the period for interest	$124,000	$105,000
Cash paid during the period for income taxes	3,521,000	396,000
Increase of goodwill due to accrual of acquisition earnout	—	687,000
The accompanying notes are an integral part of the consolidated financial statements

Express-1 Expedited Solutions, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
For the Two Years Ended December 31, 2010 and 2009

					Additional
	Common Stock		Treasury Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance, January 1, 2009	32,215,218	$32,000	(180,000)	$(107,000)	$26,316,000	$286,000	$26,527,000
Stock compensation expense					172,000		172,000
Net income						1,705,000	1,705,000

Balance, December 31, 2009	32,215,218	32,000	(180,000)	(107,000)	26,488,000	1,991,000	28,404,000
Issuance of stock for exercise of options	472,304	1,000			563,000		564,000
Stock compensation expense					157,000		157,000
Net income						4,888,000	4,888,000

Balance, December 31, 2010	32,687,522	$33,000	(180,000)	$(107,000)	$27,208,000	$6,879,000	$34,013,000

The accompanying notes are an integral part of the consolidated financial statements

Express-1 Expedited Solutions, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
1. Significant Accounting Policies
Nature of Business
     Express-1 Expedited Solutions, Inc. (the “Company”) — provides premium transportation and logistics services to thousands of customers primarily through its three wholly owned subsidiaries:
     Express-1, Inc. (“Express-1”) — provides time critical expedited transportation to its customers. This typically involves dedicating one truck and driver to a load which has a specified time delivery requirement. Most of the services provided are completed through a fleet of exclusive use vehicles that are owned and operated by independent contract drivers. The use of non-owned resources to provide transportation services minimizes the amount of capital investment required and is often described with the terms “non-asset” or “asset-light”. In January of 2009, certain assets and liabilities of First Class Expediting Services Inc. (“FCES”) were purchased to complement the operations of Express-1. Express-1 began consolidating the results of FCES as of the purchase date.
     Concert Group Logistics, Inc. (“CGL”) — provides freight forwarding services through a chain of independently owned stations located throughout the United States, along with our two CGL-owned branches. These stations are responsible for selling and operating freight forwarding transportation services within their geographic area under the authority of CGL. In October of 2009, certain assets and liabilities of LRG International Inc. (“LRG”) (currently CGL International) were purchased to complement the operations of CGL. CGL began consolidating the results of LRG as of the purchase date.
     Bounce Logistics, Inc. (“Bounce”) — provides premium truckload brokerage transportation services to its customers throughout the United States.
     For specific financial information relating to the above subsidiaries refer to Note 16 — Operating Segments.
     During 2008, the Company discontinued its Express-1 Dedicated business unit, in anticipation of the cessation of these operations in February 2009. All revenues and costs associated with these operations have been accounted for, net of taxes, in the line item labeled “Income from discontinued operations” for all years presented in the Consolidated Statements of Operations. More information on the discontinuance of the Express-1 Dedicated operations can be found in Note 2 — Discontinued Operations.
Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company does not have any variable interest entities whose financial results are not included in the consolidated financial statements.
Use of Estimates
     The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that impact the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews its estimates, including but not limited to: accrued revenue, purchased transportation, recoverability of long-lived assets, accrual of acquisition earn-outs, estimated legal accruals, valuation allowances for deferred taxes, reserve for uncertain tax positions, and allowance for doubtful accounts, on a regular basis and makes adjustments based on historical experiences and existing and expected future conditions. These evaluations are performed and adjustments are made as information is available. Management believes that these estimates are reasonable and have been discussed with the audit committee; however, actual results could differ from these estimates.
Reclassification
     The Company has made an immaterial correction to reclassify $500,000 in the December 31, 2010 Consolidated Statement of Cash Flows from an operating cash expenditure to an investing cash expenditure to appropriately reflect an October 2010 payment in respect of a note payable to the former owners of LRG relating to the purchase of LRG. The reclassification increased cash flows provided by operating activities by $500,000 and increased cash flows used by investing activities by an identical amount.

Concentration of Risk
     Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and cash equivalents and accounts receivable.
     Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances. All of the non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the non-interest bearing cash balances may again exceed federally insured limits. At December 31, 2010 and 2009, there were no amounts held in interest bearing accounts.
     The Company continues to mitigate the concentration of credit risk with respect to trade receivables for any one customer by the expansion of customer base, industry base and service areas. For the year ended December 31, 2010, a domestic automotive manufacturer accounted for approximately 5% of the Company’s consolidated revenue. During 2010, the Company generated approximately 8% of its consolidated revenue from the Big Three domestic automotive manufacturers. Additionally, at December 31, 2010, accounts receivable balances related to the Big Three domestic automotive makers equaled 6% of the Company’s consolidated accounts receivable. The concentration of credit risk extends to major automotive industry suppliers, international automotive manufacturers and many customers who support and derive revenue from the automotive industry.
     For the year ended December 31, 2009, a domestic automotive manufacturer accounted for approximately 7% of the Company’s consolidated revenue. During 2009, the Company generated approximately 9% of its consolidated revenue from the Big Three domestic automotive manufacturers. Additionally, at December 31, 2009, accounts receivable balances related to the Big Three domestic automotive makers equaled 9% of the Company’s consolidated accounts receivable balance. The concentration of credit risk extends to major automotive industry suppliers, international automotive manufacturers and many customers who support and derive revenue from the automotive industry.
     The Company extends credit to its various customers based on an evaluation of the customer’s financial condition and ability to pay in accordance with the payment terms. The Company provides for estimated losses on accounts receivable considering a number of factors, including the overall aging of accounts receivable, customers’ payment history and customers’ current ability to pay their obligations. The Company writes off accounts receivable against the allowance for doubtful accounts when an account is deemed uncollectable. Based on management’s review of accounts receivable and other receivables, an allowance for doubtful accounts of $136,000 and $225,000 is considered necessary as of December 31, 2010 and 2009, respectively. We do not accrue interest on past due receivables.
Property and Equipment
     Property and equipment are stated at cost. Expenditures for maintenance and repair costs are expensed as incurred. Major improvements that increase the estimated useful life of an asset are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in the results of operations. Depreciation is calculated by the straight-line method over the following estimated useful lives of the related assets:

Years
Land	0
Building and improvements	39
Office equipment	3-10
Warehouse equipment and shelving	3-7
Computer equipment and software.	3-5
Leasehold improvements	Lease term
Goodwill and Intangible Assets with Indefinite Lives
     Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations. Intangible assets with indefinite lives consist principally of the Express-1 and CGL trade names. The Company follows the provisions of the Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) Topic 350, “Intangibles — Goodwill and Other”, which requires an annual impairment test for goodwill and intangible assets with indefinite lives. If the carrying value of intangibles with indefinite lives exceeds their fair value, an impairment loss is recognized in an amount equal to that excess. Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, we complete the second step in order to determine the amount of goodwill impairment loss that we should record. In the second step, we determine an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill. The amount of impairment is equal to the excess of the book value of goodwill over the implied fair value of that goodwill.

     The Company performs the annual impairment testing during the third quarter unless events or circumstances indicate impairment of the goodwill may have occurred before that time. For the years presented, we did not recognize any goodwill impairment as the estimated fair value of our reporting units with goodwill significantly exceeded the book value of these reporting units.
Identified Intangible Assets
     The Company follows the provisions of ASC Topic 360, “Property, Plant and Equipment”, which establishes accounting standards for the impairment of long-lived assets such as property, plant and equipment and intangible assets subject to amortization. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. During 2010 and 2009, there was no impairment of identified intangible assets.
     The Company’s intangible assets subject to amortization consist of trade names, employee contracts, non-compete agreements, customer relationships and other intangibles that are amortized on a straight-line basis over the estimated useful lives of the related intangible asset. The estimated useful lives of the respective intangible assets range from four to 12 years.
Other Long-Term Assets
     Other long-term assets consist primarily of balances representing various deposits, the long-term portion of the Company’s non-qualified deferred compensation plan and notes receivable from various CGL independent station owners. Also included within this account classification are incentive payments to independent station owners within the CGL network. These payments are made by CGL to certain station owners as an incentive to join the network. These amounts are amortized over the life of each independent station contract and the unamortized portion is recoverable in the event of default under the terms of the agreements.
Fair Value Measurements
     FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and classifies the inputs used to measure fair value into the following hierarchy:
•	Level 1 — Quoted prices for identical instruments in active markets;
•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and
•	Level 3 — Valuations based on inputs that are unobservable, generally utilizing pricing models or other valuation techniques that reflect management’s judgment and estimates.
Estimated Fair Value of Financial Instruments
     The aggregate net fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, notes receivable, accounts payable, accrued expenses and short-term borrowings. Fair values approximate carrying values for these financial instruments since they are short-term in nature and they are receivable or payable on demand. The fair value of the Company’s long-term debt and CGL notes receivable approximated their respective carrying values based on the interest rates associated with these instruments.
Assets and Liabilities Measured at Fair Value on a Non-recurring Basis
     Certain assets and liabilities are measured at fair value on a non-recurring basis, which means that the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value measurements or adjustments in certain circumstances, for example, when the Company makes an acquisition or in connection with goodwill and trade name impairment testing.
     In accordance with FASB ASC Topic 350, “Intangibles—Goodwill and Other”, the Company’s goodwill and indefinite lived intangibles are tested for impairment annually or more frequently if significant events or changes indicate possible impairment. The Company’s annual impairment analyses were completed in the third quarter of fiscal years 2010 and 2009, and resulted in no impairments. For the years presented, we did not recognize any goodwill impairment as the estimated fair value of our reporting unit with goodwill significantly exceeded its carrying amount.
     As discussed further in Note 10 — Acquisitions, the Company completed an acquisition in the fourth quarter of fiscal year 2009. The acquisition-date fair values of the intangible assets acquired have been estimated by management using income approach methodologies, pricing models and valuation techniques. The valuation of these identifiable intangible assets, as well as the other assets acquired and liabilities assumed, was based on management’s estimates, available information and reasonable and supportable assumptions. The fair value measurements were determined primarily based on Level 3 unobservable input data that reflect the Company’s assumptions regarding how market participants would value the assets.
Revenue Recognition
     The Company recognizes revenue at the point in time delivery is completed on the freight shipments it handles, with related costs of delivery being accrued as incurred and expensed within the same period in which the associated revenue is recognized. The Company uses the following supporting criteria to determine that revenue has been earned and should be recognized:
•	Persuasive evidence of an arrangement exists;
•	Services have been rendered;
•	The sales price is fixed and determinable; and
•	Collectability is reasonably assured.
     The Company reports revenue on a gross basis in accordance with ASC Topic 605, “Reporting Revenue Gross as Principal Versus Net as an Agent,” and, as such, presentation on a gross basis is required as:
•	The Company is the primary obligor and is responsible for providing the service desired by the customer.
•	The customer holds the Company responsible for fulfillment including the acceptability of the service. (Requirements may include, for example, on-time delivery, handling freight loss and damage claims, establishing pick-up and delivery times, and tracing shipments in transit).
•	For Express-1 and Bounce, the Company has complete discretion to select its drivers, contractors or other transportation providers (collectively, “service providers”). For CGL, the Company enters into agreements with significant service providers that specify the cost of services, among other things, and has ultimate authority in providing approval for all service providers that can be used by CGL independently owned stations. Independently owned stations may further negotiate the cost of services with CGL approved service providers for individual customer shipments.
•	Express-1 and Bounce have complete discretion to establish sales prices. Independently owned stations within CGL have the discretion to establish sales prices.
•	The Company bears credit risk for all receivables. In the case of CGL the independently owned stations reimburse CGL for a portion (typically 70-80%) of credit losses. CGL retains the risk that the independent station owners will not meet this obligation.
Income Taxes
     Taxes on income are provided in accordance with ASC Topic 740, “Income Taxes”. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the consolidated financial statements. Deferred tax assets and liabilities are determined based on the differences between the book values, and the tax basis of particular assets and liabilities and the tax effects of net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized as income or expense in the period that included the enactment date. A valuation allowance is provided to offset the net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
     Accounting for uncertainty in income taxes is determined based on ASC Topic 740, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. As of December 31, 2010 and 2009, the Company accrued approximately $135,000 and $0 for certain potential state income taxes.
     During 2010 the Internal Revenue Service completed its review of the Company’s 2006 tax year, and based upon the review, no assessments or adjustments were required.

Stock-Based Compensation
     The Company accounts for share-based compensation in accordance with ASC Topic 718, “Compensation — Stock Compensation”. The Company has recorded compensation expense related to stock options of $157,000 and $172,000 for the years ended December 31, 2010 and 2009, respectively.
     The Company has in place a stock option plan approved by the Company’s stockholders for up to 5,600,000 shares of its common stock. Through the plan, the Company offers stock options to employees and directors.
     Options generally become fully vested three to five years from the date of grant and expire five to ten years from the grant date. As of December 31, 2010, the Company had 2,123,000 shares available for future stock option grants under its existing plan. Under the plan, the Company may also grant restricted stock awards, subject to the satisfaction by the recipient of certain conditions specified in the restricted stock grant. During the life of the plan 472,000 stock options have been exercised.
     The weighted-average fair value of each stock option recorded in expense for the years ended December 31, 2010 and 2009 was estimated on the date of grant using the Black-Scholes option pricing model and amortized over the requisite service period of the underlying options. The Company has used one grouping for the assumptions, as its option grants have similar characteristics. The expected term of options granted has been derived based upon the Company’s history of actual exercise behavior and represents the period of time that options granted are expected to be outstanding. Historical data was also used to estimate option exercises and employee terminations. Estimated volatility is based upon the Company’s historical market price at consistent points in a period equal to the expected life of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and the dividend yield is zero. The assumptions outlined in the table below were utilized in the calculations of compensation expense from option grants in the reporting periods reflected.

	Twelve Months Ended December 31,
	2010	2009
Risk-free interest rate	2.5%	2.8%
Expected life	5.8 years	5.1 years
Expected volatility	35%	35%
Expected dividend yield	none	none
Grant date fair value	$0.53	$0.31
     As of December 31, 2010, the Company had approximately $292,000 of unrecognized compensation cost related to non-vested stock-based compensation that is anticipated to be recognized over a weighted average period of approximately 1.12 years. Remaining estimated compensation expense related to existing stock-based plans is $147,000, $107,000 and $38,000 for the years ending December 31, 2011, 2012 and 2013 thereafter, respectively.
     As of December 31, 2010, the aggregate intrinsic value of warrants and options outstanding and exercisable was $4,161,000 and $3,301,000 respectively. During the years ended December 31, 2010 and 2009, stock options with a fair value of $159,000 and $199,000 vested, respectively. For additional information regarding our plan refer to Note 9 — Equity.
Earnings per Share
     Earnings per common share are computed in accordance with ASC Topic 260, “Earnings per Share”, which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the combined weighted average number of shares of common stock outstanding and dilutive options outstanding during the year. The table below identifies the weighted average number of shares outstanding and the associated earnings per common share for the periods represented.

	For the Year Ended December 31,
	2010	2009
Income from continuing operations	$4,888,000	$1,690,000
Income from discontinued operations	—	15,000

Net income	$4,888,000	$1,705,000
Basic shares outstanding	32,241,383	32,035,218
Diluted shares outstanding	33,115,981	32,167,447
Basic earnings per share
Income from continuing operations	$0.15	$0.05
Income from discontinued operations	$—	$—
Net Income	$0.15	$0.05
Diluted earnings per share
Income from continuing operations	$0.15	$0.05
Income from discontinued operations	$—	$—
Net Income	$0.15	$0.05

	For the Year Ended December 31,
	2010	2009
Basic weighted average common shares outstanding	32,241,383	32,035,218
Effect of dilutive securities: Assumed exercise of stock options	874,598	132,229

Diluted weighted average common shares outstanding	33,115,981	32,167,447

     The Company has in place an Employee Stock Ownership Plan (“ESOP”). Shares issued to this plan are included in both the basic and diluted weighted average common shares outstanding amounts. Common shares outstanding from the ESOP were 255,000 for each of the years ended December 31, 2010 and 2009, respectively. For additional information refer to Note 13 — Employee Benefit Plans.
Recently Issued Financial Accounting Standards
     The Company’s management does not believe that any recent codified pronouncements by the FASB will have a material impact on the Company’s current or future consolidated financial statements.
2. Discontinued Operations
     During the fourth quarter of 2008, the Company discontinued its Express-1 Dedicated business unit. The Company had operated this unit under the terms of a dedicated contract to supply transportation services to a domestic automotive manufacturer.
     Substantially all of the assets of the Express-1 Dedicated business unit have been redeployed in other operating units of the Company, and therefore, no impairment charges or assets held for sale were recorded on the Company’s financial statements during 2010 or 2009. Management does not anticipate recording any additional material activity on its discontinued operations in future periods.
     The following table reflects the revenue, operating expenses, gross margins and net income of the Company’s discontinued Express-1 Dedicated business unit for 2010 and 2009.

	Years Ending December 31,
	2010	2009
Operating revenue	$—	$666,000
Operating expense	—	532,000

Gross margin	—	134,000
Sales, general and administrative	—	106,000

Income from discontined operations, before tax provision	—	28,000
Tax provision	—	13,000

Income from discontined operations, net of tax	$—	$15,000

3. Property and Equipment
Property and equipment is summarized as follows:

	Year Ending December 31,
	2010	2009
Buildings	$1,115,000	$1,115,000
Leasehold improvements	345,000	241,000
Office equipment	586,000	435,000
Trucks and trailers	1,786,000	1,725,000
Warehouse equipment	117,000	117,000
Computer equipment	1,390,000	1,091,000
Computer software	911,000	724,000

	6,250,000	5,448,000
Less: accumulated depreciation	(3,290,000)	(2,651,000)

Total property and equipment, net	$2,960,000	$2,797,000

     Depreciation expense of property and equipment totaled approximately $641,000 and $608,000 for the years ended December 31, 2010 and 2009, respectively.
     Within our Consolidated Statements of Operations, depreciation expense is included in both “direct expense” and “sales, general and administrative expense”. For 2010 and 2009 depreciation expense of $192,000 and $191,000 was included within “direct expense”, while depreciation expense of $449,000 and $417,000 was included within “sales, general and administrative expense”, respectively.
4. Goodwill
     The change in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 is as follows:

Balance as of January 1, 2009	$14,915,000
Contingent contractually earned payments (CGL)	687,000
LRG Purchase	1,357,000

Balance as of December 31, 2009	16,959,000

Balance as of December 31, 2010	$16,959,000

     In October 2009, the Company, through its subsidiary CGL, acquired certain assets of LRG International, Inc., a Florida based international forwarding company (“LRG”). As consideration the former owners of LRG were paid $2.0 million in cash at closing, and received $500,000 on the one year anniversary of the closing, October 1, 2010. Additionally, earn-out consideration of $450,000 was earned by the former owners of LRG based on financial criteria being met in 2010. In the first quarter of 2011, the $450,000 earn-out above was paid in cash. One additional potential earn-out of $450,000 can also be earned based on 2011 financial criteria being met. The fair value liability of the potential earn-out payments was based on the Company’s third-party valuation and was approximately $737,000 as of December 31, 2009. As of December 31, 2010, based on the net present value of the expected cash payments, the earn-out liability was approximately $819,000. The increase in the liability of approximately $82,000 was recorded as interest expense during 2010. The last earn-out payment may be made in cash, shares of the Company’s common stock, or a combination of the two, at the discretion of the Company.
     In conjunction with the acquisition of CGL in January 2008, the Company recorded goodwill totaling $7,178,000 of which $500,000 represented a note payable to the former owners of CGL payable on the one year anniversary of the transaction. In addition to the goodwill created at the time of the initial transaction, the contract provided for contingent consideration to be paid to the former owners of CGL in the event certain performance measures were achieved. Based on the achievement of these performance measures and negotiations between the Company and the former owners of CGL, an earn-out of $687,000 was negotiated. The earn-out was comprised of a $600,000 obligation payable to the former owners of CGL in addition to the forgiveness of an $87,000 note receivable due from the former owners of CGL. The $600,000 obligation was paid in the first quarter of 2009 in addition to the $500,000 note payable established at the time of purchase. This transaction resulted in a cash payment of $1.1 million to the former owners of CGL and an additional $687,000 being added to goodwill for the year ended December 31, 2009. The negotiated earn-out represented payment in full for all future earn-out compensation related to the CGL purchase agreement. For additional information refer to Note 10 — Acquisitions.

5. Identified Intangible Assets

	Remaining Weighted
	Average
	Amortization	Year Ending December 31,
	In Years	2010	2009
Intangibles not subject to amortization:
Trade name	—	$6,420,000	$6,420,000

Intangibles subject to amortization:
Trade name, net of accumulated amortization of $52,000 and $11,000, respectively	3.98	168,000	209,000
Employee contracts, net of accumulated amortization of $270,000 and $235,000, respectively	—	—	35,000
Non-compete agreements, net of accumulated amortization of $654,000 and $539,000, respectively	1.98	109,000	224,000
Independent participant network, net of accumulated amortization of $591,000 and $392,000, respectively	1.96	389,000	588,000
Customer relationships, net of accumulated amortization of $676,000 and $483,000, respectively	10.64	1,298,000	1,491,000
Other intangibles, net of accumulated amortization of $584,000 and $538,000, respectively	3.54	162,000	208,000

	7.54	2,126,000	2,755,000

Total identifiable intangible assets		$8,546,000	$9,175,000

The following is a schedule by year of future expected amortization expense related to identifiable intangible assets as of December 31, 2010:

2011	$491,000
2012	428,000
2013	232,000
2014	203,000
2015	129,000
Thereafter	643,000

Total future expected amortization expense	$2,126,000

     The Company recorded amortization expense of approximately $649,000 and $580,000 for the years ended December 31, 2010 and 2009, respectively.
6. Long-Term Debt and Capital Leases
     The Company enters into long-term debt and capital leases with various third parties from time to time to finance certain operational equipment and other assets used in its business operations. The Company also uses financing for acquisitions and business start ups, among other things. Generally, these loans and capital leases bear interest at market rates, and are collateralized with accounts receivable, equipment and certain assets of the Company.
     The table below outlines the Company’s long-term debt and capital lease obligations as of December 31, 2010 and 2009.

			Year Ending December 31,
	Interest rates	Term (months)	2010	2009
Capital leases for equipment	18%	24-60	$13,000	$28,000
Long-term debt	2.5%	36	3,750,000	1,400,000

Total long-term debt and capital leases			3,763,000	1,428,000
Less: current maturities of long-term debt			1,680,000	1,215,000

Non-current maturities of long term-debt			$2,083,000	$213,000

     The Company recorded interest expense associated with capital leases of $3,000 and $5,000 for the years ended December 31, 2010 and 2009, respectively. For these same years, the Company recorded gross payments for capital lease obligations of $18,000 and $54,000, respectively. The Company also recorded interest expense for the above long-term debt of $91,000 and $37,000 for the years ended December 31, 2010 and 2009, respectively.
     The following is a schedule by year of future minimum principal payments required under the terms of the above long-term debt and capital lease obligations as of December 31, 2010:

2011	$1,680,000
2012	1,667,000
2013	416,000

Total future principal payments	$3,763,000

     The Company entered into a $5.0 million term loan on March 31, 2010. Commencing April 30, 2010, the term loan is payable in 36 consecutive monthly installments consisting of $139,000 in monthly principal payments plus the unpaid interest accrued on the loan. Interest is payable at the one-month LIBOR plus 225 basis points (2.51% as of December 31, 2010).

7. Revolving Credit Facility
     On March 31, 2010, the Company amended its existing credit agreement, and paid-off the amounts related to the line of credit and term loan that were outstanding thereunder at December 31, 2009. The new revolving credit facility under this credit agreement provides for a receivables based line of credit of up to $10.0 million. The Company may draw upon the receivables based line of credit the lesser of $10.0 million or 80% of eligible accounts receivable, less amounts outstanding under letters of credit and 50% of the above term loan balance. The proceeds of the line of credit are to be used exclusively for working capital purposes. On March 31, 2011, this credit agreement was further amended. Please see Note 17 — Subsequent Events for additional information.
     Substantially all of the assets of the Company and its wholly owned subsidiaries are pledged as collateral securing the Company’s performance under the revolving credit facility and term loan. The revolving credit facility bears interest based at the one-month LIBOR plus an initial increment of 200 basis points (2.01% as of December 31, 2010).
     The credit agreement governing the revolving credit facility and the term loan contains certain covenants related to the Company’s financial performance. Included among the covenants are a fixed charge coverage ratio and a total funded debt to earnings before interest, taxes, depreciation and amortization ratio. As of December 30, 2010, the Company was in compliance with all terms under the credit agreement and no events of default existed under the terms of this agreement.
     The Company had outstanding standby letters of credit as of December 31, 2010 totaling $410,000 related to insurance policies either continuing in force or recently canceled. Amounts outstanding for letters of credit reduce the amount available under the revolving credit facility, on a dollar-for-dollar basis.
     Available capacity in excess of outstanding borrowings under the line was approximately $6.8 million as limited by 80% of the Company’s eligible receivables as of December 31, 2010. The line of credit carries a maturity date of March 31, 2012. As of December 31, 2010 the line of credit balance was $2,749,000.
     The Company entered into a credit agreement with National City Bank in January 2008. This agreement provided for a receivables based line of credit of up to $11.0 million and a term loan of $3.6 million. The Company was able to draw upon the receivables based line of credit the lesser of $11.0 million or 80% of eligible accounts receivables, less amounts outstanding under letters of credit. To fund the purchase of CGL, the Company drew approximately $3.6 million on the term loan and $5.4 million on the receivables based line of credit. Substantially all the assets of the Company and its wholly owned subsidiaries were pledged as collateral securing the Company’s performance under the line of credit and term loan. The outstanding balance on the line of credit and term loan was approximately $6,530,000 and $1,400,000, respectively, at December 31, 2009. On March 31, 2010, the Company amended this credit agreement and paid off the balances outstanding thereunder as of December 31, 2009.
     The interest rate was based upon a spread above 30-day LIBOR with an initial increment of 125 basis points above 30-day LIBOR for the line of credit and 150 basis points above 30-day LIBOR for the term loan. Amortizing over a 36-month period, the term loan required monthly principal payments of $100,000 together with accrued interest be paid until retired. The Company’s interest rate spread remained LIBOR plus 150 basis points for the term loan and LIBOR plus 125 basis points for the line of credit, as of December 31, 2009 (1.74% and 1.49% as of December 31, 2009 for the term loan and line of credit, respectively). The weighted average interest on the line of credit and term loan was approximately 1.53% as of December 31, 2009 and the rates were adjusted monthly.
     The credit agreement governing the line of credit and the term loan contained certain covenants related to the Company’s financial performance. Included among the covenants were a fixed charge coverage ratio and a total funded debt to earnings before interest and taxes, plus depreciation and amortization ratio. Available capacity in excess of outstanding borrowings under the line of credit was approximately $4.1 million as of December 31, 2009.
     The Company had outstanding standby letters of credit as of December 31, 2009 of $335,000 related to insurance policies. Amounts outstanding for letters of credit reduced the amount available under the Company’s line of credit, on a dollar-for-dollar basis.
8. Commitments and Contingencies
Lease Commitments
     The following is a schedule by year of future minimum payments required under operating leases for various transportation and office equipment and real estate lease commitments that have an initial or remaining non-cancelable lease term as of December 31, 2010.

For the Year Ended December 31,
2011	$590,000
2012	328,000
2013	214,000
2014	60,000
2015	48,000

Total	$1,240,000

     Rent expense was approximately $472,000 and $446,000 for the years ended December 31, 2010 and 2009, respectively.

Litigation
     In the ordinary course of business, the Company may be a party to a variety of legal actions. The Company does not currently anticipate any of these matters or any matters in the aggregate to have a materially adverse effect on the Company’s business or its financial position or results of operations.
     The Company carries liability and excess umbrella insurance policies that it deems sufficient to cover potential legal claims arising in the normal course of conducting its operations as a transportation company. In the event the Company is required to satisfy a legal claim in excess of the coverage provided by this insurance, the cash flows and earnings of the Company could be negatively impacted.
     During 2008, Express-1 became involved in litigation relating to an accident involving an Express-1 vehicle. Throughout 2009 legal discovery took place and in November 2009 the Company received an order from the court to begin mediation. As a result of mediation, an agreement was reached to settle the litigation for an amount in excess of the Company’s insured limits. As a result of this settlement, the Company recorded $400,000 in expense in the fourth quarter of 2009 that was included in sales, general and administrative expense.
Regulatory Compliance
     The Company’s activities are regulated by state and federal regulatory agencies under requirements that are subject to broad interpretations. The Company cannot predict positions that may be taken by these third parties that could require changes to the manner in which the Company operates.
9. Equity
Preferred Stock
     The authorized preferred stock of the Company consists of 10,000,000 shares at $0.001 par value, of which no shares were issued, designated or outstanding as of December 31, 2010 and 2009.
Common Stock
     Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividend payments whenever funds are legally available and dividends are declared by the Board of Directors, subject to the prior rights of the holders of all classes of stock outstanding. The Company records stock as issued when the consideration is received or the obligation is incurred.
Treasury Stock
     In 2005, the Company received 180,000 shares of its common stock from the holders thereof in settlement of certain loans and deposits between the Company and these stockholders. The shares were recorded at market price on the dates on which they were acquired by the Company.
Options and Warrants
     The Company issued warrants related to the original capitalization of the Company in 2001. As of December 31, 2010, and 2009 all previously issued warrants were expired, and accordingly, no warrants were outstanding as of December 31, 2010 and 2009.
     Additionally the Company has in place a stock option plan pursuant to which 5,600,000 shares of common stock have been approved by the Company’s stockholders to be issued. Through the plan, the Company offers shares to assist in the recruitment and retaining of qualified employees and non-employee directors. Outstanding options granted to employees and non-employee directors totaled 3,005,000 and 3,143,000 as of December 31, 2010 and 2009, respectively.

     The following table summarizes the Company’s stock option and warrant activity with related information:

	Warrants/	Exercise	Weighted Average
	Options	Price Range	Exercise Price

Warrants & options outstanding as of January 1, 2009	5,861,000	$0.57 - 2.75	$1.52
Warrants cancelled/expiring	(2,252,000)	1.25 - 2.20	2.05
Options granted	175,000	0.67 - 1.03	0.89
Options expired/cancelled	(641,000)	0.79 - 2.75	1.29

Options outstanding as of December 31, 2009	3,143,000	0.57 - 1.48	1.14
Options granted	635,000	1.25 -1.65	1.41
Options exercised	(472,000)	0.98 - 1.25	1.19
Options expired/cancelled	(301,000)	0.98 - 1.52	1.29

Options outstanding as of December 31, 2010	3,005,000	$0.57 - 1.65	$1.18

The following tables summarize information about options outstanding and exercisable as of December 31, 2010 and 2009:

	Outstanding Options			Exercisable Options
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number	Remaining	Average	Number	Remaining	Average
	Outstanding	Life	Price	Exercisable	Life	Price
Range of Exercise
$0.57 - $1.65	3,005,000	6.2	$1.18	2,330,000	5.5	$1.14

	Outstanding Options			Exercisable Options
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number	Remaining	Average	Number	Remaining	Average
	Outstanding	Life	Price	Exercisable	Life	Price
Range of Exercise
$0.57 - $1.48	3,143,000	5.1	$1.14	2,697,000	4.6	$1.16

10. Acquisitions
First Class
     In January of 2009, the Company purchased certain assets and liabilities from FCES. FCES was a Rochester Hills, Michigan based company providing regional expedited transportation in the Midwest. The Company paid the former owners of FCES $250,000 in cash and received approximately $40,000 of net assets consisting primarily of fixed assets, net of related debt. The Company funded the transaction through cash available from working capital.
     For financial reporting purposes, FCES is included with the operating results of Express-1. The Company has recognized identifiable intangible assets of $210,000 amortizable over a 2-5 year period.
The purchase price allocation for FCES as of January 2009 was as follows:

Property and equipment	$82,000
Intangibles	210,000
Liabilities assumed	(42,000)

Total purchase price	$250,000

LRG
     On October 1, 2009, CGL purchased certain assets and liabilities of Tampa, Florida-based LRG, an international freight forwarder. The LRG purchase complemented and expanded CGL’s ability to move international freight competitively. LRG’s financial activity is included within CGL’s segment information.

     At closing the Company paid the former owners of LRG $2.0 million in cash. The Company used its then-existing line of credit to finance the transaction. On the one year anniversary of the closing, the Company paid the former owners $500,000. The transaction also provided for potential earn-outs of $900,000 provided certain performance criteria are met within the new CGL International division of CGL over a 2 year period. During the first quarter of 2011, the Company paid a $450,000 cash earn-out. One additional potential earn-out of $450,000 can also be earned based on 2011 financial criteria being met. At the October 1, 2009 closing date the Company recorded approximately $1,237,000 in liabilities related to the fair value of these future payments, which are measured using Level 3 fair value inputs (see Note 5 — Identified Intangible Assets).
     The Company accounted for the acquisition as a purchase and included the results of operation of the acquired business in the consolidated financial statements from the effective date of the acquisition.
The purchase price allocation for LRG as of October 1, 2009 was as follows:

Property and equipment	$30,000
Trademarks/names	220,000
Association memberships	160,000
Customer lists	1,410,000
Non-compete agreements	60,000
Goodwill	1,357,000
Earn-outs and accrued purchase price	(1,237,000)

Total purchase price	$2,000,000

The following table sets forth the components of identifiable intangible assets associated with the acquisition of LRG:

	Fair Value	Useful Lives
Trademark/name	$220,000	5 years
Association memberships	160,000	5 years
Customer list	1,410,000	12 years
Non-compete agreements	60,000	5 years

Total identifiable intangible assets	$1,850,000

     The following unaudited pro forma consolidated information presents the results of operations of the Company for the twelve months ended December 31, 2009, as if the acquisition of LRG had taken place at the beginning of the year presented. The 2010 consolidated financial statements include a full year of LRG (currently CGL International) results. Pro forma results presented within the table do not include adjustments for amortization of intangibles and depreciation of fixed assets as a result of the LRG acquisition.

Pro forma Consolidated Results
(Unaudited)
For the year ended
December 31, 2009
Operating revenue	$106,540,000
Income from continuing operations before tax	3,409,000

Income from continuing operations	$1,926,000

Basic income from continuing operations per share	0.06
Diluted income from continuing operations per share	0.06

11. Income Taxes
The components of the income tax provision consist of the following:

	Year Ended December 31,
	2010	2009
Current
Federal	$1,968,000	$172,000
State	330,000	453,000

	2,298,000	625,000

Deferred
Federal	798,000	591,000
State	117,000	122,000

	915,000	713,000

Total income tax provision	3,213,000	1,338,000
Income tax provision included in discontinued operations	—	13,000

Income tax provision included in continuing operations	$3,213,000	$1,325,000

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference are as follows:

	Year Ended December 31,
	2010	2009
Income tax provision at statutory rate	$2,754,000	$1,038,000
Increase (decrease) in income tax due to:
State tax	317,000	379,000
Uncertain tax position provision	135,000	—
All other non-deductible items	7,000	(79,000)

Total provision for income tax	$3,213,000	$1,338,000

The tax effects of temporary differences that give rise to significant portions of the current deferred tax asset and non-current deferred tax liability as of December 31, 2010 and 2009 are as follows:

	Year Ended December 31,
	2010	2009
Current deferred tax items
Allowance for doubtful accounts	$53,000	$90,000
Prepaid expenses	(93,000)	(98,000)
Accrued expenses	294,000	90,000
Accrued insurance claims	60,000	271,000

Total deferred tax asset, current	$314,000	$353,000

Non-current deferred tax items
Property, plant & equipment	$(396,000)	$(138,000)
Intangible assets	(1,984,000)	(1,615,000)
Accrued expenses	20,000	115,000
Accrued deferred compensation	—	125,000
Stock option expense	253,000	222,000
Net operating loss carryforward	75,000	135,000

Total deferred tax liability, long-term	(2,032,000)	(1,156,000)

Total deferred tax liability	$(1,718,000)	$(803,000)

     As of December 31, 2010, the Company had no remaining federal net operating loss carry forward. The Company’s state net operating loss carry forward at December 31,2010, totaled approximately $1,500,000 and will begin expiring in 2021. The Company is subject to examination by the IRS for the calendar years 2007 through 2010. The Company is also subject to examination by various state taxing authorities for the calendar years 2006 through 2010. The Company does not anticipate any significant increase or decrease in unrecognized tax benefit within the next 12 months. The Company has not recorded a valuation allowance related to the current deferred tax asset as of December 31, 2010 and 2009 as the current and historical taxable income supports the realization of the assets.

Liability for Uncertain Tax Positions
     In July 2006, the FASB issued guidance which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with ASC Topic 740, and prescribed a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, this guidance provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
     The Company adopted this guidance on January 1, 2007. However, the adoption did not have a material impact on the Company’s consolidated financial statements until fiscal year 2010. As a result of the implementation of this guidance, the Company has recognized the following liability for the years ended December 31, 2010 and 2009. A reconciliation of the beginning to ending amount of the recognized uncertain tax position liability is as follows:

	Year Ended December 31,
	2010	2009
Balance at January 1	$—	$—
Additions based on tax positions related to the current year	70,000	—
Additions for tax positions of prior years	65,000	—
Reductions for tax positions of prior years	—	—
Reductions due to the statute of limitations	—	—
Settlements	—	—

Balance at December 31	$135,000	$—

     The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recognized $30,000 and $0 for interest and penalties related to uncertain tax positions during the years ended December 31, 2010 and 2009, respectively.
12. Related Party Transactions
     In January 2008, in conjunction with the Company’s purchase of substantially all assets of CGL (the “CGL Transaction”), Daniel Para, was appointed to the Board of Directors of the Company. Prior to the completion of the CGL Transaction, Mr. Para served as the Chief Executive Officer of CGL, and was its largest stockholder. The Company purchased substantially all the assets of CGL for $9.0 million in cash, 4,800,000 shares of the Company’s common stock and the assumption of certain liabilities. The transaction contained performance targets, whereby the former owners of CGL could earn up to $2.0 million of additional consideration. During March of 2009, the final earn-out settlement with CGL was completed for consideration totaling $1.2 million, which included a $1.1 million cash payment in addition to the forgiveness of $87,000 of debt. The settlement included a general release between the Company and the former owners of CGL. Subsequent to the release, the Company has no future obligations related to the earn-out provisions of the CGL Transaction. As the largest stockholder of CGL, Mr. Para received, either directly or through his family trusts and partnerships, approximately 85% of the proceeds transferred in the transaction. Immediately after the transaction, Mr. Para became the largest stockholder of the Company, through holdings attributable to himself and Dan Para Investments, LLC.
     In April 2009, the Company contracted the services of Mr. Para to serve as the Company’s Director of Business Development. In this capacity, Mr. Para managed all Company activity related to mergers and acquisitions. His remuneration for these services was $10,000 per month. Effective June 1, 2010, Mr. Para was appointed Chief Executive Officer of CGL and is no longer serving as the Director of Business Development.
     In January 2008, in conjunction with the CGL Transaction, the Company entered into a lease for approximately 6,000 square feet of office space located within an office complex at 1430 Branding Avenue, Downers Grove, Illinois 60515. On June 11, 2011, the Company amended this lease to extend the term of the lease by one year, through December 31, 2013. On August 1, 2011, the Company amended this lease to expand the office space to approximately 7,425 square feet. The amended lease calls for rent payments of $114,000, $132,000 and $133,000 for the years ending December 31, 2011, 2012 and 2013, respectively. The building is owned by an Illinois limited liability company, which has within its ownership group Mr. Para, the Chief Executive Officer of CGL.
     In March 2010, the Company issued a promissory note to an employee for $150,000. The note accrues interest at 5.5 percent per annum, and is collateralized by a mortgage on real property. The note has no stated maturity however, the note and accrued interest are payable in full to the Company upon termination of the employee’s employment. The note and accrued interest will be paid by the employee in the form of performance bonuses in the future. As of December 31, 2010, approximately $30,000 of the note was classified as a current note receivable based on the expected bonus to be paid to the employee in 2011, and approximately $126,000 was classified as long-term note receivable, which includes accrued interest from the issuance date.
     The above transactions are not necessarily indicative of amounts, terms and conditions that the Company may have received in transactions with unrelated third parties.
13. Employee Benefit Plans
     The Company has a defined contribution 401(k) salary reduction plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The 401(k) Plan allows eligible employees, as defined in the plan document, to defer up to 15 percent of their eligible compensation, with the Company contributing an amount determined at the discretion of the Board of Directors. The Company contributed approximately $120,000 and $65,000 to the 401(k) Plan for the years ended December 31, 2010 and 2009, respectively.
     The Company also maintained a Non-qualified Deferred Compensation Plan for certain employees. This plan allowed participants to defer a portion of their salary on a pre-tax basis and accumulate tax-deferred earnings plus interest. These deferrals were in addition to those allowed under the 401(k) Plan. The Company provided a discretionary matching contribution of 25 percent of the employee contribution, subject to a maximum Company contribution of $2,500 per employee. The Company’s matching contribution expense for such plans was $0 and $0 for the years ended December 31, 2010 and 2009, respectively. During the fourth quarter of 2009, the Company decided to terminate this plan effective in January 2010. Liabilities totaling $350,000 will be paid out to plan participants during 2011 in conjunction with the termination of the plan.
     The Company has in place an Employee Stock Ownership Plan (“ESOP”) for all employees. The ESOP allows employer contributions, at the sole discretion of the Board of Directors. To be eligible to receive contributions, an employee must complete one year of full time service and be employed on the last day of the year. Contributions to the ESOP vest over a five-year period. The Company did not contribute shares to the ESOP in 2010 or 2009.

	ESOP Shares	Stock		Expense
	Awarded	Valuation	Issuance Date	Recognized
Outstanding prior to 2005	25,000	1.20	3/31/2005	$30,000
2005	50,000	0.74	10/6/2006	124,000
2006	90,000	1.38	4/10/2007	101,000
2007	90,000	1.12	12/11/2007	101,000
2008	—	—		2,000
2009	—	—		40,000
2010	—	—		—

Total	255,000			$398,000

     In addition to stock contributions to the ESOP, the Company has on occasion contributed cash to provide for the payment of plan benefits and general plan expenses. The Company contributed cash of $0 and $40,000 to the ESOP in the years ended December 31, 2010 and 2009, respectively.
14. Employment Agreements
     The Company has in place with certain managers and executives employment agreements calling for base compensation payments totaling $1,280,000, $961,000 and $235,000 for the years ending December 31, 2011, 2012 and 2013, respectively. These agreements expire on various dates within the listed periods and also provide for performance based bonus and stock awards, provided the Company’s performance meets defined performance objectives. These employment contracts vary in length and provide for continuity of employment pending termination “for cause” for the covered individuals.

15. Quarterly Financial Data (Unaudited)
Express-1 Expedited Solutions, Inc.
Quarterly Financial Data

	March 31,	June 30,	September 30,	December 31,
	2010	2010	2010	2010
Operating revenue	$31,642,000	$40,340,000	$44,448,000	$41,557,000
Direct expense	26,043,000	33,101,000	36,309,000	35,134,000

Gross margin	5,599,000	7,239,000	8,139,000	6,423,000

Sales, general and administrative expense	4,075,000	4,598,000	5,219,000	5,062,000
Other expense	20,000	34,000	48,000	38,000
Interest expense	20,000	88,000	32,000	65,000

Income from continuing operations before income tax	1,484,000	2,519,000	2,840,000	1,258,000
Income tax provision	650,000	1,015,000	1,110,000	438,000

Income from continuing operations	834,000	1,504,000	1,730,000	820,000
Income from discontinued operations, net of tax	—	—	—	—

Net income	$834,000	$1,504,000	$1,730,000	$820,000

Basic income per share
Income from continuing operations	$0.03	$0.05	$0.05	$0.03
Income from discontinued operations	—	—	—	—
Net income	0.03	0.05	0.05	0.03
Diluted income per share
Income from continuing operations	0.03	0.05	0.05	0.02
Income from discontinued operations	—	—	—	—
Net income	$0.03	$0.05	$0.05	$0.02

	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009	2009
Operating revenue	$20,072,000	$22,243,000	$26,211,000	$31,610,000
Direct expense	16,856,000	18,606,000	21,482,000	26,452,000

Gross margin	3,216,000	3,637,000	4,729,000	5,158,000

Sales, general and administrative expense	3,243,000	3,006,000	3,284,000	4,036,000
Other expense	(10,000)	19,000	19,000	23,000
Interest expense	22,000	26,000	26,000	31,000

Income from continuing operations before income tax	(39,000)	586,000	1,400,000	1,068,000
Income tax provision	(14,000)	273,000	599,000	467,000

Income from continuing operations	(25,000)	313,000	801,000	601,000
Income from discontinued operations, net of tax	30,000	(25,000)	10,000	—

Net income	$5,000	$288,000	$811,000	$601,000

Basic income per share
Income from continuing operations	$—	$0.01	$0.03	$0.02
Income from discontinued operations	—	—	—	—
Net income	—	0.01	0.03	0.02
Diluted income per share
Income from continuing operations	—	0.01	0.02	0.02
Income from discontinued operations	—	—	—	—
Net income	$—	$0.01	$0.02	$0.02
16. Operating Segments
     The Company has three reportable segments based on the type of service provided, to its customers:
     Express-1, Inc. — provides time critical expedited transportation to its customers. This typically involves dedicating one truck to a load which has a specified time delivery requirement. Most of the services provided are completed through a fleet of exclusive use vehicles that are owned and operated by independent contract drivers. The use of non-owned resources to provide transportation services minimizes the amount of capital investment required and is often described with the terms “non-asset” or “asset-light”.
     Concert Group Logistics, Inc. — provides freight forwarding services through a chain of independently owned stations located throughout the United States, along with our two CGL-owned CGL International branches. These stations are responsible for selling and operating freight forwarding transportation services within their geographic area under the authority of CGL. In October of 2009, certain assets and liabilities of LRG (currently CGL International) were purchased to complement the operations of CGL.
     Bounce Logistics, Inc. — provides premium truckload brokerage transportation services to its customers throughout the United States.
     The costs of the Company’s Board of Directors, executive team and certain corporate costs associated with operating as a public company are referred to as “corporate” charges. In addition to the aforementioned items, the Company also commonly records items such as its income tax provision and other charges that are reported on a consolidated basis within the corporate classification item.
     The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income of the respective business segments.
     The following schedule identifies select financial data for each of the business segments.
Express-1 Expedited Solutions, Inc
Operating Segment Data

						Total	Discontinued
		Concert Group				Continuing	Operations
Year Ended December 31, 2010	Express-1	Logistics	Bounce	Corporate	Eliminations	Operations	E-1 Dedicated
Revenues	$76,644,000	$65,222,000	$19,994,000	$—	$(3,873,000)	$157,987,000
Operating income (loss) from continuing operations	7,606,000	1,882,000	865,000	(1,907,000)		8,446,000
Depreciation and amortization	686,000	629,000	31,000	19,000		1,365,000
Interest expense	—	171,000	31,000	3,000		205,000
Tax provision (benefit)	2,382,000	529,000	262,000	40,000		3,213,000
Goodwill	7,737,000	9,222,000	—	—		16,959,000
Total assets	24,509,000	25,106,000	4,836,000	25,867,000	(23,646,000)	56,672,000
Year Ended December 31, 2009
Revenues	$50,642,000	$41,162,000	$10,425,000	$—	$(2,093,000)	$100,136,000	$666,000
Operating income (loss) from continuing operations	3,446,000	1,121,000	458,000	(1,854,000)		3,171,000	28,000
Depreciation and amortization	711,000	452,000	27,000	—		1,190,000	1,000
Interest expense	—	76,000	24,000	5,000		105,000
Tax provision	—	—	—	1,325,000		1,325,000	13,000
Goodwill	7,737,000	9,222,000	—	—		16,959,000
Total assets	23,381,000	23,509,000	2,150,000	16,858,000	(16,859,000)	49,039,000
17. Subsequent Events
Proposed Equity Investment
     On June 13, 2011, the Company entered into an Investment Agreement (the “Investment Agreement”) with Jacobs Private Equity, LLC (“JPE”) and the other investors party thereto (including by joinders thereto) (collectively with JPE, the “Investors”), providing for an aggregate investment by the Investors of up to $150 million in cash in the Company, including amounts payable upon exercise of the warrants described below. The Investment Agreement has been approved by the Company’s Board of Directors, acting upon the unanimous recommendation of a special committee composed of independent directors. Following the closing of the transactions contemplated by the Investment Agreement, JPE will be the controlling stockholder of the Company, and Bradley Jacobs, the Managing Member of JPE, will become Chairman of the Board of Directors of the Company. Mr. Jacobs will also become the Company’s Chief Executive Officer following the closing.

     Subject to the terms and conditions of the Investment Agreement, upon the closing, the Company will issue to the Investors, for $75,000,000 in cash, (i) an aggregate of 75,000 shares of Series A Convertible Perpetual Preferred Stock of the Company (the “Preferred Stock”) and (ii) warrants to purchase 42,857,143 shares of common stock of the Company (subject to adjustment in connection with the contemplated reverse stock split described below) (the “Warrants”, and together with the Preferred Stock, the “Securities”). We refer to this investment as the “Equity Investment”.
     The descriptions of the Equity Investment and the Investment Agreement and the related Exhibits contained herein are qualified in their entirety by reference to the Investment Agreement and the Exhibits thereto, copies of which are filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.
     The authorized preferred stock of the Company consists of 10,000,000 shares, but none of those shares have been issued or designated. In connection with the Equity Investment, the Company will file a Certificate of Designation of Series A Convertible Perpetual Preferred Stock, designating the 75,000 shares of Preferred Stock for issuance to JPE and the other Investors upon the closing of the Equity Investment.
     The Preferred Stock will have an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $75,000,000. The Preferred Stock will be convertible at any time, in whole or in part and from time to time, at the option of the holder thereof into a number of shares of Company common stock equal to the then-applicable liquidation preference divided by the conversion price, which shall initially be $1.75 per share of Company common stock (before giving effect to the contemplated 4:1 reverse stock split referred to below, and subject to customary anti-dilution adjustments), for an effective initial aggregate conversion rate of 42,857,143 shares of Company common stock. The Preferred Stock will pay quarterly cash dividends equal to the greater of (i) the “as-converted” dividends on the underlying Company common stock for the relevant quarter and (ii) 4% of the then-applicable liquidation preference per annum. Accrued and unpaid dividends for any quarter will accrete to liquidation preference for all purposes. The Preferred Stock is not redeemable or subject to any required offer to purchase, and will vote together with the Company’s common stock on an “as-converted” basis on all matters, except as otherwise required by law, and separately as a class with respect to certain matters implicating the rights of holders of shares of Preferred Stock.
     Each Warrant will initially be exercisable at any time and from time to time from the closing date until the tenth anniversary of the closing date, at the option of the holder thereof, into one share of Company common stock at an initial exercise price of $1.75 in cash per share of Company common stock (before giving effect to the contemplated 4:1 reverse stock split referred to below, and subject to customary anti-dilution adjustments). The initial aggregate number of shares of Company common stock subject to Warrants will be 42,857,143 shares.
     In connection with the closing of the Equity Investment, the common stock of the Company will undergo a 4:1 reverse stock split. Giving effect to such reverse stock split, the Preferred Stock will have a conversion price of $7.00 per share of Company common stock. Also giving effect to such split, the Warrants will have an exercise price of $7.00 per share of Company common stock, and the aggregate number of shares of Company common stock subject to the Warrants will be 10,714,286 shares.
     The closing of the Equity Investment is subject to the approval by the stockholders of the Company of (i) the Equity Investment as required by NYSE Amex Rule 713, (ii) an amendment to the certificate of incorporation of the Company providing for, among other things, an increase in the number of authorized shares of Company common stock and the reverse stock split described above and (iii) a new incentive compensation plan to be entered into in connection with the Equity Investment. The closing of the Equity Investment is further subject to other customary closing conditions. The Company has scheduled a special meeting of its stockholders for September 1, 2011, at which time the Company’s stockholders of record as of the close of business on August 1, 2011 will have the opportunity to vote on the foregoing proposals, as well as a proposal to change the Company’s name to “XPO Logistics, Inc.” A definitive proxy statement with respect to the special meeting was filed with the SEC on August 3, 2011.
     The Company estimates direct incremental costs associated with the Equity Investment will be approximately $3,600,000 if the closing of the Equity Investment occurs and estimates the direct incremental costs will be between approximately $650,000 and $5,500,000 if the closing of the Equity Investment does not occur, depending on certain other circumstances. Included in the estimated direct incremental costs is $1,000,000 in professional service fees which the Company may be obligated to reimburse JPE in the event the closing of the Equity Investment occurs and in certain other circumstances as specifically described in Section 5.04(a) of the Investment Agreement. Also included in the estimated direct incremental costs is an estimated $450,000 in professional service fees, for which JPE may be obligated to reimburse the Company in the event the closing of the Equity Investment does not occur under certain circumstances as specifically described in Section 5.04(a) of the Investment Agreement. In addition, included in the upper range of the estimated direct incremental costs of $5,500,000 in the event the closing of the Equity Investment does not occur is a termination fee of up to $3,374,000 which the Company may be obligated to pay upon termination of the Investment Agreement in connection with a Superior Proposal (as defined in the Investment Agreement) to acquire 100% of the Company and in certain other circumstances as specifically described in Section 5.04(b) of the Investment Agreement.

Employment Agreements and Amendments to Employment Agreements
     On July 18, 2011, the Company and John D. Welch, the Company’s Chief Financial Officer, amended his employment agreement, dated as of March 21, 2011. The amendment is effective as of July 18, 2011, but will be null and void and of no further force or effect if the Investment Agreement, described above, is terminated prior to the closing of the Equity Investment. The significant terms of this amendment include: (i) the acceleration upon the closing of the Equity Investment of the vesting of all outstanding unvested options held by Mr. Welch that were granted by the Company prior to June 13, 2011; (ii) the lock-up until the first anniversary of the closing of the Equity Investment of 5,000 shares of Company common stock issued upon exercise of options granted by the Company prior to June 13, 2011; (iii) the grant on July 22, 2011 to Mr. Welch of options to purchase 175,000 shares of Company common stock; (iv) the expansion of the scope of Mr. Welch’s restrictive covenants with respect to duration, definition of competitive activities and geographic restrictions; (v) the forfeiture of any unexercised Company stock options granted after June 13, 2011 (whether vested or unvested) in the event of (a) a breach of the restrictive covenants, (b) a termination by the Company for “Cause” or (c) any financial restatement or material loss to the Company to which Mr. Welch materially contributed due to fraud or willful misconduct; and (vi) the modification of the definition of “Good Reason” to provide that Good Reason will also exist if the Company replaces Mr. Welch as Chief Financial Officer. This amendment also extends the term of Mr. Welch’s employment agreement to the third anniversary of the closing of the Equity Investment, provides for an increase in his salary from $160,000 to $180,000, and specifies the amount and terms of his existing 2011 bonus opportunity.
     On July 18, 2011, the Company and Michael R. Welch, the Company’s Chief Executive Officer, amended his employment agreement, dated as of July 1, 2005, as previously amended as of July 1, 2008, July 14, 2010 and June 10, 2011. The amendment is effective as of July 18, 2011, but will be null and void and of no further force or effect if the Investment Agreement, described above, is terminated prior to the closing of the Equity Investment. The significant terms of this amendment include: (i) the acceleration upon the closing of the Equity Investment of the vesting of all outstanding unvested options held by Mr. Welch that were granted by the Company prior to June 13, 2011; (ii) the lock-up until the third anniversary of the closing of the Equity Investment of 60,000 shares of Company common stock issued upon exercise of options granted by the Company prior to June 13, 2011; (iii) the grant on July 22, 2011 to Mr. Welch of options to purchase 200,000 shares of Company common stock; (iv) the expansion of the scope of Mr. Welch’s restrictive covenants with respect to duration, definition of competitive activities and geographic restrictions; and (v) the forfeiture of any unexercised Company stock options granted after June 13, 2011 (whether vested or unvested) in the event of (a) a breach of the restrictive covenants, (b) a termination by the Company for “Cause” or (c) any financial restatement or material loss to the Company to which Mr. Welch materially contributed due to fraud or willful misconduct. This amendment also extends the term of Mr. Welch’s employment agreement to the third anniversary of the closing of the Equity Investment and specifies the amount and terms of his existing 2011 bonus opportunity.
Revolving Credit Facility —Credit Agreement Amendment
     On March 31, 2011, the Company amended the credit agreement governing the Company’s revolving credit facility and the term loan described in Note 7 — Revolving Credit Facility above to extend the maturity date of the revolving credit facility to March 31, 2013 and to eliminate the receivables borrowing base limitation previously applicable to the revolving credit facility. The revolving credit facility continues to provide for a line of credit of up to $10.0 million. The Company may draw upon this line of credit up to $10.0 million, less amounts outstanding under letters of credit. The proceeds of the line of credit will be used exclusively for working capital purposes.
Related Party Transactions — Extension of Lease
     The Company currently leases office space located within an office complex at 1430 Branding Avenue, Downers Grove, Illinois 60515. The building is owned by an Illinois limited liability company, which has within its ownership group Daniel Para, the President of CGL.
     On June 11, 2011, the Company amended its lease to extend the term of the lease by one year, through December 31, 2013. On August 1, 2011, the Company amended this lease to expand the office space to approximately 7,425 square feet. The amended lease calls for rent payments of $114,000, $132,000 and $133,000 for the years ending December 2011, 2012 and 2013, respectively.